EXHIBIT 11

                COMPUTATION OF EARNINGS PER SHARE
         for the fiscal years ended 1996, 1995 and 1994
      (Dollar amounts in thousands, except per share data)




                               1996       1995       1994
Primary Earnings Per Share:

Net Earnings                   $ 2,355    $   681    $ 1,385

Weighted Average Shares
Outstanding:
  Common Shares                  1,125      1,129      1,140

Primary Earnings Per Share     $  2.09    $   .60    $  1.21


Fully Diluted Earnings Per Share:

Net Earnings                   $ 2,355    $   681    $ 1,385

Weighted Average Shares
Outstanding:
  Common Shares                  1,136      1,129      1,140

Fully Diluted Earnings
 Per Share                     $  2.07    $   .60    $  1.21




Notes:
Common stock equivalents are excluded from the primary earnings per share weighted average shares outstanding on the face of the Consolidated Statements of Operations and Retained Earnings as their effect is immaterial.

Fully diluted earnings per share for 1996 are not disclosed on the face of the Consolidated Statements of Operations and Retained Earnings as their effect is immaterial.

The above weighted average shares outstanding can also be used to compute the primary and fully diluted earnings per share for continuing and discontinued operations.